Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Inc. Reports Financial Results for the Three Months Ended March 31, 2009 and Announces Investor Conference Call

CARLSBAD, Calif.—(BUSINESS WIRE)—May 15, 2009 Orange 21 Inc. (NASDAQ:ORNG), a leading developer of brands that produce premium products for the action sports and youth lifestyle markets, today announced financial results for the quarter ended March 31, 2009.

Consolidated net sales for three months ended March 31, 2009 were $7.4 million compared to net sales of $11.6 million for three months ended March 31, 2009. We incurred a net loss of $804,000 for the three months ended March 31, 2009, compared to a net loss of $851,000 for the three months ended March 31, 2008. The net loss for the three months ended March 31, 2009 included $130,000 in non-cash share-based compensation costs in accordance with FASB No. 123(R).

“As stated last month, the current recession continues to have a significant impact on our global sales,” commented Stone Douglass, the Company’s Chief Executive Officer. “During the first three months of 2009 compared to the first three months of 2008, we have reduced total operating expenses by approximately $1.8 million. In addition, we have been seeking new opportunities on a global basis.”

Jerry Collazo, the Company’s Chief Financial Officer, added, “During this period we have worked together with our vendors and customers and fully appreciate the difficulty everyone is undergoing and we believe that these efforts will enhance business relationships.”

Concluding, Stone Douglass added, “We continue to experience a soft economy and as such we are operating cautiously and managing expenses appropriately, but we are very excited about new opportunities that are unfolding for Orange 21 and its shareholders.”

Investor Conference Call

We invite you to join us for an investor conference call on Tuesday, May 19, 2009 at 1:30, p.m. Pacific Daylight time. The dial-in number for the call in North America is 1-800-700-7441 and 1-617-213-8839 for international callers. The participant pass code is 74464230. The call also will be webcast live on the Internet and can be accessed by logging onto www.orangetwentyone.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning approximately two hours after the completion of the call on May 19, 2009. The audio replay dial-in number for North America is 1-888-286-8010 and 1-617-801-6888 for international callers. The replay pass code is 98831905.

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport, motorsports, snowsports and youth lifestyle markets. Orange 21’s primary brand, Spy Optic (TM), manufactures sunglasses and goggles targeted toward the action sports, motorsports, snowsports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. Specifically, comments in this press release regarding our future prospects, potential, cost saving measures, improved efficiencies, ability to reap financial rewards from enhanced relationships with customers and vendors, organizational changes, the strength of and demand for our brand and the success of our sales and marketing initiatives are forward-looking statements and are subject to inherent risks. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: the general conditions of the domestic and global economy, changes in consumer discretionary spending; changes in the value of the U.S. dollar and Euro; changes in commodity prices; our ability to source raw materials and finished products at favorable prices; risks related to the limited visibility of future orders; our ability to continue to develop, produce and introduce innovative new products in a timely manner; our ability to identify and execute successfully cost-control initiatives without adversely impacting sales; the performance of new products and continued acceptance of current products; our execution of strategic initiatives and alliances; uncertainties associated with intellectual property protection for our products; and other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission. Although, we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. Moreover, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

Contact:

Orange 21 Inc.

Jerry Collazo, Chief Financial Officer

760-804-8420

Fax: 760-804-8442

www.orangetwentyone.com

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands, except number of shares and per share amounts)

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets
Cash	$757	$471
Accounts receivable, net	5,254	6,991
Inventories, net	10,423	11,698
Prepaid expenses and other current assets	1,199	1,607
Income taxes receivable	185	171

Total current assets	17,818	20,938
Property and equipment, net	4,827	5,417
Intangible assets, net of accumulated amortization of $629 and $601 at March 31, 2009 and December 31, 2008, respectively	362	401
Other long-term assets	67	67

Total assets	$23,074	$26,823

Liabilities and Stockholders’ Equity
Current liabilities
Lines of credit	$3,549	$5,787
Current portion of capital leases	448	483
Current portion of notes payable	427	484
Accounts payable	6,442	8,635
Accrued expenses and other liabilities	3,678	3,868
Income taxes payable	221	214

Total current liabilities	14,765	19,471
Capitalized leases, less current portion	649	754
Notes payable, less current portion	270	357
Deferred income taxes	350	391

Total liabilities	16,034	20,973
Stockholders’ equity
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 11,138,611 and 8,176,850 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	1	1
Additional paid-in-capital	39,569	37,432
Accumulated other comprehensive income	759	902
Accumulated deficit	(33,289)	(32,485)

Total stockholders’ equity	7,040	5,850

Total liabilities and stockholders’ equity	$23,074	$26,823

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Net sales	$7,421	$11,554
Cost of sales	3,790	6,110

Gross profit	3,631	5,444
Operating expenses:
Sales and marketing	1,764	2,952
General and administrative	2,147	2,462
Shipping and warehousing	271	507
Research and development	225	290

Total operating expenses	4,407	6,211

Loss from operations	(776)	(767)
Other income (expense):
Interest expense	(92)	(178)
Foreign currency transaction gain (loss)	61	(205)
Other income (expense)	(17)	30

Total other expense	(48)	(353)

Loss before benefit for income taxes	(824)	(1,120)
Income tax benefit	(20)	(269)

Net loss	$(804)	$(851)

Net loss per share of Common Stock
Basic	$(0.08)	$(0.10)

Diluted	$(0.08)	$(0.10)

Shares used in computing net loss per share of Common Stock
Basic	10,144	8,164

Diluted	10,144	8,164